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                                                                    EXHIBIT 99.1
FOR IMMEDIATE RELEASE

         Fanz Enterprises, Inc. Files to Extend Initial Public Offering

INDIANAPOLIS, IN - May 22, 2002 - Fanz Enterprises, Inc. ("Fanz") has filed an amendment to its Registration Statement on Form SB-2 with the Securities and Exchange Commission ("SEC"), in order to extend its initial public offering to August 31, 2002. The additional three (3) months extension is necessary to complete the offering due to the delays surrounding the unforeseen catastrophe of the September 11, 2001 terrorist attacks.

         Fanz filed its Registration Statement with the SEC on August 31, 2001 and gives NASCAR(R) fans in 36 States across America the opportunity to own stock in a multi-car team intended to be traded on the stock exchange. The company is offering a maximum of 2.5 million shares of its common stock at a price of $10 per share. Racing fans can become part owners by purchasing a minimum of 25 shares of stock (a $250 one-time investment). Funds raised through the public offering are expected to put Fanz on track to field a minimum of two full-time race teams that will compete in NASCAR-sanctioned events. The company intends to operate through two wholly owned subsidiaries, Fanz Racing, Inc. and Fanz Merchandising, Inc. Sources of operating revenue are expected to include sponsorship monies, race purse winnings, race bonuses and sales of collectible and consumer motorsports products.

         All proceeds generated by the stock offering will be deposited in an interest-bearing escrow account until a one million-share goal is reached or exceeded. Once the minimum goal is reached, Fanz will accept the proceeds from the escrow and begin implementing its business plan, including: acquiring key assets, race cars and equipment; establishing offices and a multi-car race team facility; hiring key team personnel (including drivers, crew chiefs, engineers, fabricators and mechanics); and initiating merchandising operations and marketing and advertising programs.

          For more information or to obtain a prospectus on the stock offering, visit www.fanzenterprises.com, or call 1-888-444-8233.

This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include, without limitation, statements regarding expectations for new racing teams, marketing and merchandising initiatives, and sales and earnings. Actual results may differ from expectations contained in such forward-looking statements and can be affected by any number of factors, many of which are outside of management's direct control.

THESE MATERIALS ARE PROVIDED TO YOU FOR INFORMATIONAL PURPOSES ONLY. THIS IS NOT AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO SELL ANY SECURITIES OF THE COMPANY. OFFERS TO SELL MAY ONLY BE MADE THROUGH A PROSPECTUS, WHICH HAS BEEN DECLARED EFFECTIVE BY THE SECURITIES AND EXCHANGE COMMISSION.


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Note: Fanz Enterprises, Inc. has not registered its securities for sale in the following states: Alaska,Rhode Island, District of Columbia, South Dakota, Hawaii, Utah, Idaho, Tennessee, Montana, Vermont, Nebraska, Washington, New Mexico and North Dakota. Residents of the above states will not be permitted to purchase securities in this offering.







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